SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT (the “Agreement”) is made and entered into this 16 day of August 2016, by and among EXPERIENCE ART AND DESIGN, INC., a Nevada corporation (“EXAD”), MBM CLEANERS, LLC, a Florida limited liability company (“MBM Cleaners”) and the PERSONS IDENTIFIED ON SCHEDULE A HERETO, being the holders of all of the issued and outstanding membership interests in MBM Cleaners (each, a “Member” and, collectively, the “Members”).

RECITALS:

A.The Members collectively own all of the issued and outstanding membership interests in MBM Cleaners (the “MBM Cleaners Interests”) in the proportions described on Schedule A.

B.EXAD desires to acquire the MBM Cleaners Interests from the Members in exchange for $450,000 minus the liabilities listed on Schedule B of $90,752, paid as follows: One Hundred Thirty Five Thousand Dollars ($135,000) in cash, deposited and paid as indicated by the schedule listed on “Exhibit A” and an aggregate of 224,248 shares of Series B Redeemable Preferred shares (with such Rights and Preferences as outline in Exhibit A-1) of EXAD the (“EXAD Shares”) to be issued to the Members pro-rata to their ownership of MBM Cleaners.

C.The EXAD Shares shall remain in Escrow, and be issued in such a manner that 56,062 shares are redeemed by EXAD every 90 days from the date of closing.

D.The Members desire to exchange their MBM Cleaners Interests for the EXAD Shares upon the terms and conditions set forth herein (the “Exchange”).

E.Upon consummation of the Exchange, MBM Cleaners will become a wholly-owned subsidiary of EXAD.

F.It is the intention of the parties hereto that:  (i) EXAD shall acquire the MBM Cleaners Interests solely for the consideration set forth below; (ii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”), and under the applicable securities laws of each jurisdiction where any of the Members reside; and (iii) the Exchange shall qualify as a “tax-free” transaction within the meaning of Section 368 and/or other applicable provisions of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1.  EXCHANGE OF SHARES

1.1Exchange of Shares.  On the Closing Date (as hereinafter defined) the Members shall tender all of the MBM Cleaners Interests to EXAD and EXAD shall issue the EXAD Shares to the Members, both of which shall remain in Escrow for redemption by EXAD every 90 days from the Closing date.  The MBM Cleaners Interests shall be released to EXAD upon full payment of the purchase price hereunder.

1.2Delivery of MBM Cleaners Interests and EXAD Shares.  On the Closing Date, the Members will deliver to EXAD either (a) certificates representing the MBM Cleaners Interests, duly endorsed for transfer (or with executed stock powers) or (b) membership interest assignments in form and substance reasonably satisfactory to EXAD so as to convey good and marketable title to the MBM Cleaners Interests to EXAD, and, simultaneously therewith, EXAD will deliver to Escrow certificates evidencing the EXAD Shares to the Members, registered to the Members in the denominations set forth on Schedule A.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

 Each Member, severally and not jointly, represents and warrants to EXAD as follows:

1.1Information on Member.  Member is able to evaluate the merits and risks of and to make an informed investment decision with respect to this Agreement, which represents a speculative investment.  Member is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

1.2Investment Intent.  Member understands that the EXAD Shares have not been registered under the Securities Act, and may not be sold, assigned, pledged, transferred or otherwise disposed of unless the EXAD Shares are registered under the Securities Act or an exemption from registration is available.  Member represents and warrants that it is acquiring the EXAD Shares for its own account, for investment, and not with a view to the sale or distribution of the EXAD Shares except in compliance with the Securities Act.  Each certificate representing the EXAD Shares will have the following or substantially similar legend thereon:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws.  The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless, in the opinion of counsel satisfactory to the Company, registration is not required under the Act or any applicable state securities laws.”

1.3Ownership of MBM Cleaners Interests.  Member is the sole record and beneficial owner of the MBM Cleaners Interests attributed to Member on Schedule A, all of which are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating Member to sell or transfer to any third person any or all of the MBM Cleaners Interests owned by Member, or any interest therein.  Upon consummation of the transactions contemplated hereby, EXAD will acquire good and marketable title to Member’s MBM Cleaners Interests, free and clear of all rights, claims, liens and encumbrances.

1.4Authority, No Third Party Consents. Member has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.  This Agreement has been duly executed by Member and constitutes the valid and binding obligation of Member, enforceable against Member in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. No consent of any third party is necessary in order for Member to execute, deliver and perform its obligations under this Agreement.

1.5No Breach. The execution, delivery and performance of this Agreement by Member does not constitute (or with notice or lapse of time or both constitute) a breach or violation of, or a default under, the Operating Agreement of MBM Cleaners and/or any agreement to which Member is a party.

1.6Representations of MBM Cleaners. The representation and warranties of MBM Cleaners set forth in Section 4 of this Agreement are true and correct as of the date hereof and as of the Closing date.

1.7EXAD Shares Redemption.The EXAD Shares issued to the Members held in Escrow must be redeemed as outlined in “Exhibit B” every 90 days from the date of Closing.  Should EXAD fail to redeem the EXAD Shares then a default notice shall be sent to EXAD giving EXAD 5 days to cure the default.  If the default is not cured then all of the Members Interest shall be returned to the Members and the Members shall be entitled to keep any money they have received prior to the default.  In such event, this Agreement shall terminate and EXAD shall have no rights to any interest in MBM Cleaners.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF EXAD

 EXAD hereby represents and warrants to the Members as follows:

1.1Organization and Good Standing.  EXAD is each a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.  EXAD is qualified to do business as a foreign entity in each jurisdiction, if any, in which its property or business requires such qualification.

1.2Authorization; Enforceability; No Breach.  EXAD has all necessary corporate power and authority to execute this Agreement and perform its respective obligations hereunder.  This Agreement constitutes the valid and binding obligation of EXAD enforceable against EXAD in accordance with its terms, except as such enforcement may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.  The execution, delivery and performance of this Agreement by EXAD and the consummation of the transactions contemplated hereby will not:

(a)violate any provision of the Charter or By-Laws of EXAD;

(b)violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which EXAD is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, EXAD; or

(d)violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of EXAD.

1.1Compliance with Laws.  EXAD has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of EXAD taken as a whole.

1.2Litigation.  There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving EXAD or any of the EXAD properties or rights which (a) could reasonably be expected to have a material adverse effect on EXAD taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

1.3Brokers or Finders.  No broker’s or finder’s fee will be payable by EXAD in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by EXAD.

1.4Capitalization.  The authorized capital stock of EXAD consists of (a) 200,000,000 shares of common stock of which 196,909,600 shares are presently issued and outstanding, and (b) 15,000,000 shares of preferred stock, $.001 par value, of which 5 million shares are designated as Series A Convertible Preferred, and 650,000 are issued and outstanding, 5 million are designated as Series B Redeemable Preferred, and 5 million designated as Blank Check Preferred.  Except as contemplated by this Agreement, EXAD has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of EXAD.  All of the issued and outstanding capital stock of EXAD has been duly authorized and validly issued, fully paid and non-assessable, and was issued in compliance with applicable securities laws.

1.5The EXAD Shares.  The EXAD Shares to be issued to the Members have been, or on or prior to the Closing will have been, duly authorized by all necessary corporate and shareholder action and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre-emptive or similar rights of any person.  The Rights and Preferences of the Series B Redeemable Preferred can be found on Schedule A-1.

1.6Taxes.  All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by EXAD for all years for which such returns are due unless an extension for filing any such return has been properly prepared and filed.  Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. EXAD has no outstanding tax liabilities and has not received notice of any tax inquiry or audit against it.

1.7Contracts.  EXAD is in material compliance with all agreements and understandings to which it is a party to and not in default of any material obligation contained in any agreement to which it is a party.

1.8Full Disclosure.  To the best of EXAD’s knowledge, no representation or warranty by EXAD in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and

1.9no written statement, certificate or instrument furnished or to be furnished to the Members pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTS OF MBM CLEANERS

 MBM Cleaners hereby represents and warrants to EXAD as follows:

1.1Organization and Good Standing.  MBM Cleaners is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.  MBM Cleaners is qualified to do business as a foreign entity in each jurisdiction, if any, in which its property or business requires such qualification.  MBM Cleaners does not have any subsidiaries.

1.2Authorization; Enforceability; No Breach.  MBM Cleaners has all necessary power and authority to execute this Agreement and perform its obligations hereunder.  This Agreement constitutes the valid and binding obligation of MBM Cleaners enforceable against MBM Cleaners in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.  The execution, delivery and performance of this Agreement by MBM Cleaners and the consummation of the transactions contemplated hereby will not:

(a)violate any provision of the Charter or By-Laws of MBM Cleaners;

(b)violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which MBM Cleaners is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, MBM Cleaners, or upon the properties or business of MBM Cleaners; or

(d)violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of MBM Cleaners.

1.1Compliance with Laws.  MBM Cleaners has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, could reasonably be expected to materially and adversely affect the business or financial condition of MBM Cleaners.

1.2Litigation.  There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving MBM Cleaners or any of MBM Cleaners 's properties or rights which (a) could

1.3reasonably be expected to have a material adverse effect on MBM Cleaners taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

1.4Brokers or Finders.  A broker’s or finder’s fee will be payable by MBM Cleaners in connection with the transaction contemplated by this Agreement.  Such fees shall be paid as follows: $35,000 upon Closing and the balance of $10,000 payable upon the first installment payment (90 days thereafter).

1.5Assets.  The assets of MBM Cleaners are identified on Schedule B hereto. MBM Cleaners owns all right, title and interest in and to its assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances other than those encumbrances identified on Schedule B. In the event that the assets listed on Schedule B are incorrect or unlisted, the parties shall amend Schedule B prior to Closing and in writing to provide an accurate list.

1.6Liabilities.  MBM Cleaners has not suffered or incurred any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, including without limitation, liabilities on account of taxes, other governmental charges or legal proceedings ("Liabilities") other than the $90,752 of Accepted Liabilities listed on Schedule C.  Any other liability discovered during the Audit or past due balance on any account of MBM Cleaners will be deducted from the first payment of $135,000.00.

1.7Contracts.  MBM Cleaners is in material compliance with all agreements and understandings to which it is a party and is not in default of any material obligation contained in any agreement to which it is a party other than the liabilities listed on Schedule C.

1.8Capitalization. The MBM Cleaners Interests owned by the Members are the only issued and outstanding securities of MBM Cleaners. MBM Cleaners has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued securities of MBM Cleaners.  The membership interests of MBM Cleaners are non-certificated interests. All of the issued and outstanding membership interests in MBM Cleaners have been duly authorized and validly issued, fully paid and non-assessable, and were issued in compliance with applicable securities laws.

1.9Taxes.  All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by MBM Cleaners for all years for which such returns are due unless an extension for filing any such return has been properly prepared and filed.  Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. MBM Cleaners has no outstanding tax liabilities and has not received notice of any tax inquiry or audit against it.

1.10Full Disclosure.  To the best of the Members’ knowledge, no representation or warranty by MBM Cleaners in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to EXAD pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact

1.11necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of MBM Cleaners.

SECTION 5.  COVENANTS

1.1Examinations and Investigations.  Prior to the Closing Date, each of the parties shall be entitled, through their employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of the other, including communications with suppliers, vendors and customers, as they each may reasonably require.  No investigation by a party hereto shall, however, diminish or waiver in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.

1.2Expenses.  Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

1.3Further Assurances.  The parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain in the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

1.4Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith; provided, however, such obligation shall not apply to information which:

(a)at the time of disclosure was public knowledge;

(b)after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

(c)the receiving party had within its possession at the time of disclosure.

1.1Stock Certificates and Consideration.  At the Closing, the Members shall assign their MBM Cleaners Interests to EXAD, EXAD shall issue to the Members, the EXAD Shares as provided herein.

1.2Security of Assets. EXAD shall permit the Escrow Agent designated by the Members to hold the EXAD Shares and MBM Membership Interests and shall permit the Members to file a UCC financing statement or other measures reasonable and necessary to secure the assets until such time as the purchase price is paid in full.

1.3Prepayment.EXAD shall be entitled to a discount in the purchase price of $25,000, if they pay the balance of the purchase price in full (less the discount) within three (3) months of the date of Closing.

1.4Management of MBM Cleaners. Except as otherwise contemplated hereby, from and after the Closing Date and continuing until otherwise determined in accordance with the requirements of applicable law, the manager of MBM Cleaners shall be EXAD.

1.5No Change to Capitalization.  From the date hereof and continuing to the Closing Date, neither EXAD nor MBM Cleaners shall issue any shares of capital stock or other securities, or any securities convertible into capital stock or other securities, or enter into any agreement to do so.

SECTION 6.  THE CLOSING

 The closing of transactions contemplated hereby (the “Closing”) shall occur on a date that is not later than forty five (45) days from the execution of this Agreement unless otherwise extended by the parties, at a time and place mutually agreed upon by EXAD and the Members following satisfaction or waiver of all conditions precedent to Closing. At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate and customary in transactions of this sort in order to consummate the transactions contemplated hereby, including evidence of due authorization of the Agreement and the transactions contemplated hereby. The date of which the Closing occurs is referred to herein as the “Closing Date”).

SECTION 7.  CONDITIONS PRECEDENT TO CLOSING

 7.1Conditions Precedent to the Obligation of EXAD to Issue the EXAD Shares.  The obligation of EXAD to issue the EXAD Shares to the Members and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below.  These conditions are for the sole benefit of EXAD and may be waived by the EXAD at any time in its sole discretion.

(a)Accuracy of MBM Cleaners and the Member's Representations and Warranties.  The representations and warranties of MBM Cleaners and the Members shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time.

(b)Performance by MBM Cleaners and the Members.  MBM Cleaners and the Members shall have performed all agreements and satisfied all conditions required to be performed or satisfied by them at or prior to the Closing.

(c)No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)No Material Adverse Changes.  There shall have been no event or circumstance relating to the business, operations, properties, prospects or financial condition of MBM Cleaners that is material and adverse to MBM Cleaners, taken as a whole, including without limitation, any material increase in the liabilities of MBM Cleaners or any material decrease in the assets of MBM Cleaners, in each case between the date hereof and the Closing Date.

(e)Employment Agreement.An Employment Agreement (“Exhibit C”) with Milan Kocbek, for a term of a minimum of 1 month, but not to exceed 6 months, at a weekly rate of

(f)$500.00 per week shall have been executed.  The Employment Agreement shall begin after the first two weeks of training from the date of the Closing, which MBM Cleaners shall provide as part of the sale.  Duties shall include, but not limited to; training new staff on the day to day operations of the dry cleaners, managing the existing stores, and shall be on call 24/7 during the tenure of his Employment Agreement.

(g)Audit.MBM Cleaners shall assist EXAD in auditing the financials of MBM Cleaners for the past 3 years.  As a condition to Closing the Audit firm of Malone Bailey must give written notice the financials are auditable for this time period.

(h)Escrow Account.EXAD shall verify the certificates have been deposited in Escrow as per the table on Schedule A.

(i)Leases.  EXAD shall work directly with the landlords of all 3 locations to secure long term contracts.  These leases shall be in the name of Metropolitan Dry Cleaners and all deposits shall be paid for by EXAD.  If new leases with favorable terms cannot be agreed upon then EXAD shall have the option to void this and all other Agreements pertaining to the purchase of MBM Cleaners.

(j)Miscellaneous.  MBM Cleaners and the Members shall have delivered to EXAD such other documents relating to the transactions contemplated by this Agreement as EXAD may reasonably request.

7.2Conditions Precedent to the Obligation of the Members to Tender Their MBM Cleaners Interests for Exchange.  The obligation of the Members to exchange their MBM Cleaners Interests for the EXAD Shares and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below.  These conditions are for the Member’s sole benefit and may be waived by the Members at any time in their sole discretion.

(a)Accuracy of EXAD’s Representations and Warranties.  The representations and warranties of EXAD shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time.

(b)Performance by EXAD.  EXAD shall have performed all agreements and satisfied all conditions required to be performed or satisfied by them at or prior to the Closing.

(c)No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)No Material Adverse Changes.  There shall have been no event or circumstance relating to the business, operations, properties, prospects or financial condition of EXAD that is material and adverse to EXAD, taken as a whole, including without limitation, any material increase in the liabilities of EXAD between the date hereof and the Closing Date.

(e)Miscellaneous.  EXAD shall deliver to the Members such other documents relating to the transactions contemplated by this Agreement as the Members may reasonably request.

(f)Escrow Account.EXAD shall verify the certificates have been deposited in Escrow as per the table on Schedule A.

(a)Employment Agreement.An Employment Agreement (“Exhibit C”) with Milan Kocbek, for a term of a minimum of 1 month, but not to exceed 6 months, at a weekly rate of $500.00 per week shall have been executed.  The Employment Agreement shall begin after the first two weeks of training from the date of the Closing, which MBM Cleaners shall provide as part of the sale.  Duties shall include, but not limited to; training new staff on the day to day operations of the dry cleaners, managing the existing stores, and shall be on call 24/7 during the tenure of his Employment Agreement.

SECTION 8.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE MEMBERS AND MBM CLEANERS

 Notwithstanding any right of EXAD fully to investigate the affairs of MBM Cleaners, EXAD shall have the right to rely fully upon the representations, warranties, covenants and agreements of MBM Cleaners and the Members contained in this Agreement or in any document delivered by MBM Cleaners, the Members or any of their representatives, in connection with the transactions contemplated by this Agreement.  All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for 12 months following the Closing.

SECTION 9.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF EXAD

 Notwithstanding any right of the Members fully to investigate the affairs of EXAD, the Members have the right to rely fully upon the representations, warranties, covenants and agreements of EXAD contained in this Agreement or in any document delivered to the Members by EXAD, in connection with the transactions contemplated by this Agreement.  All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for 12 months following the Closing.

SECTION 10.  INDEMNIFICATION

1.1Obligation of MBM Cleaners and the Members to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 8, MBM Cleaners and the Members hereby agree to indemnify, defend and hold harmless EXAD from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) (a “Loss”) based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of MBM Cleaners and/or the Members contained in this Agreement or in any document or other writing delivered by them or on their behalf pursuant to this Agreement.

1.2Obligation of EXAD to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 9, EXAD agrees to indemnify, defend and hold harmless the Members from and against any Loss based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by EXAD

1.3contained in this Agreement or in any document or other writing delivered by them or on their behalf pursuant to this Agreement.

SECTION 11.  MISCELLANEOUS

1.1Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

1.2Amendment.  Prior to the Closing, this Agreement may be amended or modified only by a written instrument signed by each of the parties. Following the Closing, this Agreement may not be amended or modified only by a written instrument signed by each of the parties.

1.3Binding Agreement; Assignment.  This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement is not assignable by any party except by operation of law.

1.4Notices.  Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

The Members and

MBM Cleaners:4199 Tamiami Trail South
Venice, FL 34239

EXAD:726 W. Azure Drive

Suite 140-952

Las Vegas, NV 89130

Any notice or statement given under this Agreement shall be deemed to have been given if sent by certified mail, return receipt requested, overnight courier or personal delivery, to the other party(ies) at the addresses indicated above or at such other address or number as may be furnished in writing in accordance with this paragraph.

1.5Governing Law; Venue.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions thereof.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Broward, State of Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable in that jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in

1.6any other jurisdiction.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

1.7Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party, unless as required by State or Federal law.

1.8Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, with respect thereto.

1.9Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

1.10Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

1.11Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. This Agreement may be executed and delivered by electronic mail or by facsimile transmission and when so executed and delivered shall have the same effect as if the receiving party had received an original counterpart of this Agreement.

1.12Representation by Counsel.  Each of the parties to this Agreement acknowledges and understands that EXAD has prepared this Agreement, MBM Cleaners and each of the Members has been provided with an opportunity to have this Agreement reviewed by counsel of their own choosing and has availed itself of that opportunity to the extent they desire to do so.

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 IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EXPERIENCE ART AND DESIGN, INC., a Nevada corporation

 By:/s/Derrick Lefcoe

       Derrick Lefcoe

President

 MBM CLEANERS, LLC, a Florida limited

 liability company

 By:/s/Milan Kocbek

 Milan Kocbek

 Managing Member

By:/s/Ljudmila Angermann

 Ljudmila, Angermann

 Managing Member

 MEMBERS:

 /s/Milan Kocbek

 Milan Kocbek

 /s/Ljudmila Angermann

 Ljudmila, Angermann

SCHEDULE A

MEMBERS OF MBM CLEANERS

Name and Address of Member	Percentage Interest in MBM Cleaners	Number of EXAD Shares to be Issued upon Exchange
Milan Kocbek 4199 Tamiami Trail South Venice, FL 34239	50	112,124*
Ljudmila, Angermann 4199 Tamiami Trail South Venice, FL 34239	50	112,124*
TOTAL	100	224,248

*If EXAD pays the balance within 90 days of the Closing the amount received by each member will be reduced by $12,500, so each member receives $99,624.

SCHEDULE B

ASSETS OF MBM Cleaners

Final Asset list to be identified during the Audit for all 3 locations

1.Main Plant, 4199 S Tamiami Trail, Venice, FL 34293,

QTY	Item	Brand	Year	Notes
1	Boiler		2015	Loan payments $601 per month
1	Dry cleaner	Real Star	2006	45 lb
1	Dry cleaner	Real Star	2000	45 lb
1	Shirt press	Unipress	2012
1	Washer big		2010	Loan payments $375 per month
2	Washer small		2012
1	Dryer		2013
1	Spotting board		2005
3	Pants pressure		2006
1	Chiller		2005
2	Computer		2013

2. Coin Laundry, 5855 Placida Rd, Englewood, FL 34224

QTY	Item	Brand	Year	Notes
8	Top Load Washers	Speed Queen
5	Front Load Washers	Speed Queen		25 lb
1	Front Load Washer	Speed Queen		45 lb
3	Front Load Washers	Wascomat		30 lb
5	Front Load Washers	Wascomat		18 lb
10	Single Dryers	Speed Queen		30 lb
2	Stack Dryers	Speed Queen		30 lb
2	Stack Dryers	Huebsch		30 lb
2	Stack Dryers	Maytag		15 lb
1	Single Dryer	Huebsch		50 lb
9	Laundry Carts		2008
4	Enclosed Trash Cans
7	Ceiling Fans
1	Large Exhaust Fan
2	Fire Extinguishers
4	Exit Signs
1	Hot Water Tank		2004
1	Hot Water Tank		2006
1	Hot Water Tank		2008
1	Eight Column Soap Vendor
1	Bill Changers	Rowe
1	Computer w/ Monitor, Cash Drawer & Card Reader
1	Dry Clean Software

1	Coin Counter
2	Bathroom Hand Dryers
1	Wash-Dry-Fold Scale
1	Security System recorder with Camera
1	Radio with 2 speakers	Sony
2	Air Conditioners
2	Exterior Neon Signs
8	Exterior Pylon Signs
1	Signage and other décor
1	Folding table
3	Benches (2 outside, 1 inside)
2	Chairs
2	Counters with underneath Cabinets
58	Linear feet of Dry Clean Rack
58	Linear feet of Plastic Wire Shelving
1	Collapsible Dry Clean Rack
1	Coffee Maker
1	Cordless Telephone with answering machine

3.Drop Store, 14849 S Tamiami Trail, North Port, FL 34287

QTY	Item	Brand	Year	Notes

SCHEDULE C

LIABILITIES OF MBM Cleaners

All of the liabilities listed below are subject to change upon completion of the audit.

1.$6,250.00 for previous owner: $1,041.67 per month for 6 months

2.$9,500.00 for shirt presser: $375.00 per month until balance is paid

3.$25,000.00 for boiler: $550.00 per month for equipment until balance is paid.  Additional           $50.00 per month for insurance is required.

4.$50,000.00 for coin laundry equipment: Interest only at 4% until 2017.  Balance due in November, 2017.

5.Past Due Rent (if any)

Total Liabilities of $90,752.00, have been deducted from the purchase price.

EXHIBIT A

CASH DEPOSIT SCHEDULE

$25,000.00 shall be deposited in to Escrow once all the documents requested to complete an Audit have been delivered to EXAD.

$25,000.00 shall be deposited within 3 weeks from the delivery of all the documents, or once the Auditor state the MBM Cleaners, LLC is auditable, whichever is sooner.

$95,000.00 shall be deposited within 10 days from the date the Auditors state MBM Cleaners, LLC is auditable.

The total of $135,000.00 shall be released at final Closing.

PAYMENT SCHEDULE

Closing$135,000.00*

90 day Stock Redemption  $56,062.00**

180 day Stock Redemption  $56,062.00

270 day Stock Redmption                           $56,062.00

360 day Stock Redemption                         $56,062.00

Liabilities Payment                                    $90,752.00***

*All past due rent payments or other vendor payments will be deducted from the initial payment at Closing.

**If EXAD choses to pay the balance owed within the first 90 days then $25,000 shall be deducted from the total amount owed of $224,248 and a lump sum payment of $199,248 shall be deposited into Escrow to complete the purchase.

***Subject to confirmation during the audit.  This payment is due on or before the last Stock Redemption payment.

EXHIBIT A-1

RIGHTS AND PREFERENCES OF SERIES B PREFERRED STOCK

Designation of Series B Preferred Stock

Of the 15,000,000 shares of Preferred Stock, par value $.001 per share, authorized pursuant to the Articles of Incorporation, as amended, 5,000,000 of such shares are hereby designated as “Series B Preferred Stock.” The powers, designations, preferences, rights, privileges, qualifications, limitations and restrictions applicable to the Series B Preferred Stock are as follows:

A.Designation.  There is hereby designated a series of Preferred Stock denominated as “Series B Preferred Stock,” consisting of 5,000,000 shares, $.001 par value per share, having the powers, preferences, rights and limitations set forth below.

B.Liquidation Rights.  The holders of the Series B Preferred Stock shall have liquidation rights as follows (the “Liquidation Rights”):

1.Payments.  In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Series B Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $0.001 per share, and no more, before any payment or distribution is made to the holders of the Corporation’s common stock (the “Common Stock”).  But the holders of Series B Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of any series or class of the Corporation’s stock hereafter issued that ranks senior as to liquidation rights to the Series B Preferred Stock (“senior liquidation stock”) has been paid in full.  The holders of Series B Preferred Stock and all other series or classes of the Corporation’s stock hereafter issued that rank on a parity as to liquidation rights with the Series B Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon.  After payment in full of the liquidation preference of the shares of Series B Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Corporation.

2.Corporation Action.  Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity, nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property will be considered a liquidation, dissolution or winding upon the Corporation.

C.Protective Provisions.  So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by voting or written consent, as provided by Nevada law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

•Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the holders of Series B Preferred Stock; or

•Do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

D.Preferences.  Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion.

E.Share Redemption.  The Series B Preferred shares have a Redemption feature that allows the Corporation to purchase the shares back from the shareholder.  The Corporation shall have the right to Redeem any or all of the Series B Preferred shares at any time for $1.00 per share in cash, unless other terms have been agreed to.   The Corporation and the Series B shareholder may agree from time to time to exchange cash or shares of another class stock with the an equal or greater value of $1.00 per share.

F.Amendments.  Subject to Section C above, the designation, number of, and designations, preferences, limitations, restrictions and relative rights of the Series B Preferred Stock may be amended by a resolution of the Board of Directors.  At any time there are no shares of Series B Preferred Stock outstanding, the Board of Directors may eliminate the Series B Preferred Stock by amendment to these Articles of Amendment.

G.Adjustments.  The outstanding shares of Series B Preferred Stock shall be proportionately adjusted to reflect any forward split or reverse split of the Corporation’s Common Stock occurring after the issuance of Series B Preferred Stock.

EXHIBIT B

PREFERRED REDEMPTION TIMELINE

On the date that is 90 days from the date of Closing, and continuing quarterly for the next 360 days, EXAD shall purchase $56,062 worth of EXAD shares from the Members in exchange for 20% interest in MBM Cleaners, LLC.  EXAD is entitled to a discount in the purchase price of $25,000 should it purchase all the EXAD Shares within three (3) months of the date of Closing.

If at any time during the 360 days following the Closing there is a default in the payments that is not cured between the parties, then MBM Cleaners shall be entitled to keep all monies received and all of their Interest held in MBM Cleaners, LLC shall be returned back to the Members, the EXAD shares held in Escrow shall be returned back to EXAD, and EXAD shall have no Interest in MBM Cleaners.  Until such time as EXAD has paid the purchase price in full, EXAD shall not cause any of the assets of MBM Cleaners, LLC to be sold or otherwise distributed.

EXHIBIT   C

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

 AGREEMENT made as of the 16 day of August 2016 between Experience Art and Design, Inc. ("Company"), a Nevada corporation having an office located at 7260 W. Azure Dr, Suite 140-952, Las Vegas, NV 89103, and Milan Kocbek ("Employee”), residing at _________ _________________.

 WHEREAS, Milan Kocbek after two (2) weeks of training at no cost to the Company, shall be retained as an Employee of the Company for a term no less than One (1) month and no longer then Six (6) months

WHEREAS, Employee will be employed to train the new owners on the day to day operations of the MBM Cleaners, LLC; and

 NOW, THEREFORE, in consideration of the respective agreements hereinafter set forth, the parties agree as follows:

1.Employment

2.

1.01Scope of Agreement. Company hereby employees Employee, and Employee hereby accepts employment with Company in the position and with the duties set forth below.

1.02Term. The term of this Agreement shall commence Two (2) weeks after the Closing of the Stock Purchase Agreement and shall terminate no longer then Six (6) months from that date; subject, however, to earlier termination in accordance with the provisions of this Agreement.

2. Duties

2.01 General. Employee shall perform the same duties managing the day to day operations of MBM Cleaners, LLC as he has for the past 6 years.  Employee shall be tasked with training a new manager supplied by the Company, so the new Manager can manage the day to day operations of MBM Cleaners without the assistance of the Employee.

2.02 Performance. During the term of his employment, Employee shall devote substantially all of his business time, best efforts and attention to the business, operations and affairs of Company unless otherwise agreed to in writing by the Parties. Employee’s principal place of business shall be located in Venice, Florida.

2.03Representations.

(a)Employee represents and warrants to and agrees with Company that:

 (i)Neither the execution nor performance by Employee of this Agreement is prohibited by or constitutes or will constitute, directly or indirectly, a breach or violation of, or will be adversely affected by, any written or other agreement to which Employee is a party or by which he is bound.

 (ii)Neither Employee nor any business or entity in which he has any interest or from which he receives any payments has, directly or indirectly, any interest of any kind in or is entitled to receive, and neither Employee nor any such business or entity shall accept, from any person, firm, corporation or other entity which competes with Company, any payments of any kind on account of any services performed by Employee during the term of his employment.

 (b)Company represents and warrants to Employee that this Agreement has been authorized by all necessary action on the part of Company and constitutes a valid and binding obligation of Employee enforceable against Company in accordance with the terms hereof.

3.Compensation and Related Matters

3.01 (a) Fixed Salary. As compensation for Employee's services, Company shall pay Employee a salary (the "Fixed Salary") at the following rate $500 (Five Hundred Dollars) per week, less appropriate payroll deductions as required by law:

4.Termination for Cause; Automatic Cancelation

1.1For Cause. Company shall have the right to terminate the employment of Employee hereunder at any time for Cause (as hereinafter defined). provided, however, that Employee shall not be deemed to have been terminated for Cause without (i) at least three days' prior written notice to Employee setting forth the reasons for the Company's intention to terminate for "Cause", (ii) an opportunity for the Employee, together with his counsel, to be heard before the Board, and (iii) delivery to the Officer of a written notice of termination (which date of delivery of such notice shall be the Early Termination Date), as defined herein, from the Board finding that in the good faith opinion of the Board, Employee engaged in the conduct set forth therein, and specifying the particulars thereof in detail. For purposes of this Agreement "Cause" shall mean the occurrence of any of the following acts or events by or relating to Employee: (a) any material misrepresentation by Employee in this Agreement; (b) any material breach of any obligations of Employee under this Agreement; (c) habitual insobriety or use of illegal drugs by Employee while performing his duties hereunder or which adversely affects Employee’s performance of his duties hereunder, (d) any gross negligence of intentional misconduct with respect to the performance of Employee’s duties under this Agreement, and/or (e) Employee’s theft or embezzlement, from the Company, willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company, Employee shall not be entitled to any other compensation hereunder for any period subsequent to the effective date of termination.

1.2Without Cause. In the event that Company terminates the Agreement without Cause as described in Paragraph 4.01 above, Employee shall be entitled to receive Two (2) weeks’ notice prior to termination.

1.3Automatic Cancelation.  On the last day of the 6th month of this Agreement If the Employee has not received a Notice of Cancelation this Agreement will Automatically Cancel and the

1.4Employee will have fulfilled his obligation to the Company.

5.Confidential Information: NonCompetition

5.01 Confidential Information.  Employee shall not, at any time during or following termination or expiration of the term of this Agreement, directly or indirectly, disclose, publish or appropriate, use or cause permit or induce any person to appropriate or use, any proprietary secret or confidential information of Company not in the public domain including, without limitation, knowledge or information relating to its trade secrets, business methods, the names or requirements of its customers all of which Employee agrees are and will be of great value to Company and shall at all times be kept confidential. Upon termination or expiration of this Agreement, Employee shall promptly deliver or return to Company all materials of a proprietary, secret or confidential nature relating to Company together with any other property of Company which may have theretofore been delivered to or may then be in possession of Employee.

1.1NonCompetition. During the term of this Agreement, Employee shall not, within North America without the prior written consent of Company in each instance, directly or indirectly, in any manner or capacity, whether for himself or any other person and whether as proprietor, principal owner shareholder, partner, investor, director, officer, employee representative, distributor, consultant, independent contractor or otherwise engage or have any interest in any entity which competes in any business or activity then conducted or engaged in by Company, provided, however.  Notwithstanding the foregoing, however Employee may at any time own, in the aggregate, as a passive but not active investment, less than 10% of the stock or other equity interests of any publicly traded entity which engages in a business in direct competition with the Company.  After the termination of the Employee’s employment, Employee will not, directly or indirectly, use such Confidential Information to compete with the business of the Company, as the business of the Company may then be constituted, within any state or province.  Such non-competition shall continue for two years from the date of termination.  Further, Employee shall not induce or attempt to induce any employee of the Company to discontinue his or her employment with the Company for the purpose of becoming employed by any competitor of the Company, nor will Employee initiate discussions, negotiations or contacts with persons known to be clients or prospective clients of the Company at the time of the termination.

1.2Assignment of Intellectual Property.  All processes, concepts, data bases, software developments, hardware developments, client lists, brokers’ list, trade secrets, inventions, patents, copyrights, trademarks, service marks, and other intangible rights (collectively “Intellectual Property”) that may be conceived or developed by Employee, either alone or with others, during the term of this Agreement, shall be the property of the Company.

1.3Reasonableness. Employee agrees that each of the provisions of this Section 5 is reasonable and necessary for the protection of Company; that each such provision is and is intended to be divisible; that if any such provision (including any sentence, clause or part) shall be contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to any one or more period of time, areas of business activities, or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect as to the other remaining parts; and that any invalid or unenforceable provision shall be deemed without further action on the part of the

1.4parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction. Employee further recognizes and agrees that any violation of any of his agreements in this Section 5 would cause such damage or injury to company as would be irreparable and the exact amount of which would be impossible to ascertain and that, for such reason, among others, Company shall be entitled, as a matter of course, to injunctive relief from any court of competent jurisdiction restraining any further violation.  Such right to injunctive relief shall be cumulative and in addition to, and not in limitation of, all other rights and remedies which Company may possess.

1.5Survival. The provisions if this Section 5 shall survive the expiration or termination of this Agreement for any reason.

6. Miscellaneous

6.01 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been dully given if personally delivered against receipt or if mailed by first class registered or certified mail; return receipt requested, addressed to Company and to Employee at their respective addresses set forth in the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to have been given on the day delivered, if personally delivered, or on the third day after the date or mailing if mailed.

6.02 Parties in Interest. This Agreement shall be binding upon and insure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and, in the case of Company, assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement, and the obligations of Employee under this Agreement may not be assigned or delegated.

6.03 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws and decisions of the State of Florida applicable to contracts made and to be performed therein without giving effect to the principals of conflict of laws.

6.04Severability.  In the event any provision of this Agreement is determined by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be eliminated form this Agreement and the balance of this Agreement shall remain in full force and effect.

6.05 Entire Agreements: Modification; Interpretation. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provisions, or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision breach or default. All pronouns and words used in this Agreement shall be read in the appropriate number and gender, the masculine, feminine and neuter shall be interchangeably and the singular shall include the plural and vice versa, as the circumstances may require.

6.06Indemnification. Employee shall indemnify and hold Company free and harmless from and against and shall reimburse it for any and all claims, liabilities, damages, losses, judgments, costs and expenses (including reasonable counsel fees and other reasonable outofpocket expenses) arising out of or resulting from any breach or default of any of his representations, warranties and agreements in this Agreement. Company shall indemnify and hold Employee free and harmless from and against and shall reimburse him for any and all claims, liabilities, damages, losses, judgments, costs and expenses (including reasonable counsel fees and other reasonable outofpocket expenses) arising out of or resulting from any breach or default of any of its representations, warranties and agreements in this Agreement.

6.07Survival of Obligations.  The parties shall be obligated to perform the terms of this Agreement after the Employee has terminated with the Company.

6.08Enforcement.  If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this Agreement will be adjusted, rather than voided, to achieve the intent of the parties.  In the event that either party requires the use of an attorney to enforce the terms of this Agreement then the prevailing party shall be entitled to recover a reasonable attorney’s fee and costs.

1.1Waiver.  The waiver of any breach of any provisions of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of August 16, 2016, to be effective as of the date first above written.

MILAN KOCBEK

/s/Milan Kocbek_____

Milan Kocbek

EXPERIENCE ART AND DESIGN, INC.

By: /s/Derrick Lefcoe____

     Derrick Lefcoe, President